Exhibit 2.1

MERGER AGREEMENT

dated

September 25, 2020

by and among

LifeSci Acquisition Corp.,

a Delaware corporation

as the Purchaser,

LifeSci Acquisition Merger Sub, Inc.,

Delaware corporation,

as Merger Sub,

Vincera Pharma, Inc.,

a Delaware corporation,

as the Company

and Raquel Izumi,

as the Stockholders’ Representative

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of September 25, 2020, by and among LifeSci Acquisition Corp., a Delaware corporation (the “Purchaser”), LifeSci Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), Vincera Pharma, Inc., a Delaware corporation (the “Company”), and Raquel Izumi, an individual (the “Stockholders’ Representative”), as the representative of the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”).

W I T N E S S E T H :

A.	The Company is in the business of researching and developing pharmaceutical products for the treatment of cancer (the “Business”);

B.

The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.	The Stockholders of the Company are listed on Schedule A to the Disclosure Schedules (as defined herein) and own 100% of the issued and outstanding shares of the Company;

D.

Merger Sub is a wholly-owned subsidiary of the Purchaser formed for the sole purpose of merging with and into the Company (the “Merger”), after which the Company will be the surviving corporation (the Company following the Merger is sometimes hereinafter referred to as the “Surviving Corporation”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2 “Additional Agreements” mean the Voting Agreement, the Lock-Up Agreements and the Registration Rights Agreement.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5 “Bayer License Agreement” means a license agreement between the Company and Bayer AG or one of its Affiliates for an exclusive license to certain bioconjugate and PTEFb technologies to be entered into on or about the date of this Agreement.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Bridge Financing” means a loan of up to $1,000,000 to the Company made by Raquel Izumi in the form of a line of credit promissory note that may drawn down by the Company from time to time prior to the Closing with the consent of the lender for the purpose of paying the Company’s costs and expenses prior to the Closing, which loan shall be repaid in full upon the Closing in cash.

1.8 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.9 “Certificate of Merger” means the certificate to be filed with the Secretary of State of the State of Delaware evidencing the merger of Merger Sub and the Company.

1.10 “Certificate of Incorporation” means the Purchaser’s Amended and Restated Certificate of Incorporation, as amended as of the date hereof.

1.11 “Charter Documents” means the Company’s certificate of incorporation and bylaws, each in effect as of the date hereof.

1.12 “Closing” has the meaning set forth in Section 2.3.

1.13 “Closing Payment Shares” means such number of shares of Purchaser Common Stock as equals the quotient of the Company Equity Valuation divided by the Closing Price Per Share.

1.14 “Closing Price Per Share” means a price per share of Purchaser Common Stock (adjusted for any stock splits, stock dividends, recapitalizations and similar events) equal to the lesser of (a) $10.00 per share, and (b) the price per share determined by dividing (i) the cash in the Trust Account as of the Effective Time (after deducting all amounts to be paid pursuant to the valid exercise of redemption rights in accordance with the Trust Account and the Purchaser Organizational Documents) by (ii) the Purchaser Capitalization.

1.15 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.17 “Company Common Stock” has the meaning set forth in Section 4.5.

1.18 “Company Capitalization” means the Company Common Stock issued and outstanding immediately prior to the Effective Time.

1.19 “Company Equity Valuation” means an amount equal to $55,000,000.

1.20 “Company Stock Rights” means any options, warrants or other rights to purchase, convert or exchange into Company Common Stock.

1.21 “Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any Person is a party or by which any of such Person’s assets are bound.

1.22 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23 “Deferred Underwriting Discount” means an aggregate of up to $2,297,318.45 payable to the underwriters of the IPO upon consummation of an initial business combination, as described in the IPO prospectus.

1.24 “DGCL” means the Delaware General Corporation Law.

1.25 “Dissenting Shares” means any shares of Company Common Stock held by Stockholders who are entitled to appraisal rights under the DGCL or other applicable law and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL or other applicable law.

1.26 “Earnout Shares” has the meaning set forth in Section 3.3.

1.27 “Effective Time” has the meaning set forth in Section 2.3.

1.28 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.29 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.30 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.31 “Exchange Ratio” means the quotient determined by dividing the Closing Payment Shares by the Company Capitalization.

1.32 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.33 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.34 “IPO” means the initial public offering of the Purchaser pursuant to a prospectus dated March 5, 2020.

1.35 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business or incurred in connection with this Agreement, the Bayer License Agreement or the transactions or agreements related thereto), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

1.36 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign, but excludes any Intellectual Property Rights licensed by or otherwise conveyed to the Company pursuant to the Bayer License Agreement.

1.37 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.38 “Leases” means the leases set forth on Schedule 4.14(c) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.39 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.40 “Lock-Up Agreements” means the Lock-Up Agreements in a form agreed to by the parties hereto between the Purchaser and each holder of Closing Payment Shares that holds at least one percent (1%) of the Closing Payment Shares pursuant to which the Closing Payment Shares issued to each such holder will be locked up until six months after the Closing Date.

1.41 “Material Adverse Effect” or “Material Adverse Change” means (a) a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), earnings, cash flows, business, operations or properties of a party and its business, taken as a whole, or (b) any event, circumstance, change or effect that would reasonably be expected to prevent, materially delay or materially impede the performance by a party of its obligations under this Agreement or the consummation of the Merger; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a party operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God, including any national or international pandemic; (ix) any failure by a party to meet its internal or published projections, forecasts, budgets or revenue or earnings predictions; or (x) any statements or items set forth in the Disclosure Schedules.

1.42 “Merger Shares” has the meaning set forth in Section 5.6.

1.43 “Nasdaq” means The Nasdaq Stock Market LLC.

1.44 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.45 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 1.44.

1.46 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.47 “Purchaser Capitalization” means the fully-diluted capitalization of the Purchaser (excluding the Purchaser Warrants, 1,640,942 shares of Purchaser Common Stock held by LifeSci Investments, LLC and any shares of Purchaser Common Stock issuable upon the conversions described in Sections 8.6 and 8.7 hereof) immediately prior to the Effective Time, after taking into account the valid exercise of redemption rights in accordance with the Trust Account.

1.48 “Purchaser Common Stock” means the common stock of the Purchaser.

1.49 “Purchaser Private Warrant” means each warrant issued in private placements at the time of consummation of the IPO, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per whole share.

1.50 “Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Unit, entitling the holder thereof to purchase one-half of a share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.51 “Purchaser Warrant” shall mean each Purchaser Private Warrant and Purchaser Public Warrant.

1.52 “Purchaser Unit” means a unit of the Purchaser comprised of (a) one share of Purchaser Common Stock and (b) one Purchaser Public Warrant to purchase one-half of a share of Purchaser Common Stock at an exercise price of $11.50 per whole share.

1.53 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.54 “Registration Rights Agreement” means the agreement, in substantially the form attached hereto as Exhibit A, governing the resale of (a) the Closing Payment Shares, (b) the Earnout Shares, and (b) certain shares of Purchaser Common Stock (including shares underlying Purchaser Private Warrant) held by certain of the Purchaser’s officers, directors, nominees, and direct and indirect parents, control persons, affiliates and associates.

1.55 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.56 “SEC” means the Securities and Exchange Commission.

1.57 “Securities Act” means the Securities Act of 1933, as amended.

1.58 “Stockholder Per Share Percentage” means, with respect to each Stockholder who holds shares of Company Common Stock immediately prior to the Effective Time, the quotient determined by dividing the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time by the total number of issued and outstanding shares of Company Common Stock held by all such Stockholders immediately prior to the Effective Time.

1.59 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted.

1.60 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 4.14(a).

1.61 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.62 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.63 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.64 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II

MERGER

2.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, pursuant to the filing of the Certificate of Merger and in accordance with applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

2.2 Name Change. Immediately following the completion of the Merger, the Purchaser shall change its name from “LifeSci Acquisition Corp.” to “Vincera Pharma, Inc.”

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Merger (the “Closing”) shall take place electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on or before December 31, 2020, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as the Purchaser and the Company agree to in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is accepted by the Secretary of State of the State of Delaware or at such later date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger (the “Effective Time”).

2.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Closing. For the avoidance of doubt, the Purchaser Warrants shall survive the Merger and remain in effect without any change to their existing terms.

2.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Law.

(c) At the Closing, the Purchaser shall amend and restate, effective as of the Effective Time, (i) the Purchaser Certificate of Incorporation as set forth on Exhibit B attached hereto (the “Amended and Restated Purchaser Charter”), and (ii) the Purchaser’s bylaws as set forth on Exhibit C attached hereto.

2.6 Post-Closing Board of Directors. Purchaser shall take all necessary actions within its control such that, as of the Effective Time, the Purchaser’s board of directors shall consist of nine (9) directors, a majority of whom shall be deemed independent under Nasdaq and SEC rules. From and after the Effective Time, LifeSci Investments, LLC shall have the right to designate two (2) directors and the Stockholders shall have the right to designate seven (7) directors (the “Stockholder Designees”). The parties to this Agreement, the Stockholders and certain stockholders of the Purchaser shall enter into a voting agreement (the “Voting Agreement”) in substantially the form attached hereto as Exhibit D relating to election of directors of the Purchaser in accordance with the foregoing.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.8 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the transfer records of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the Stockholders (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE III

CONSIDERATION

3.1 Conversion of Capital Stock.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, (i) the number of shares of Purchaser Common Stock equal to the Exchange Ratio plus (ii) the number of Earnout Shares, if any, that may be issuable from time to time with respect to such share of Company Common Stock in accordance with the terms and conditions set forth in Section 3.3.

(b) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(c) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Holder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL or other applicable law concerning the right of holders of Dissenting Shares to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock, to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive shares of Purchaser Common Stock as set forth in Section 3.1(a), but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the procedures set forth in the DGCL or other applicable law. If such Dissenting Holder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL or other applicable law, each of such Dissenting Holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive shares of Purchaser Common Stock as set forth in Section 3.1(a). The Company shall give the Purchaser prompt notice of any demands for appraisal of shares received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL or other applicable law and shall give the Purchaser the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

(d) Treatment of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(e) No Liability. Notwithstanding anything to the contrary in this Section 3.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Surrender of Certificates. All Closing Payment Shares issued upon the surrender of shares of the Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of such shares shall also apply to the Closing Payment Shares so issued in exchange.

(g) Lost or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 3.1.

3.2 Issuance of Closing Payment Shares and Earnout Shares.

(a) No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser.

(b) Legend. Each certificate issued to any holder of Company Common Stock in connection with the Merger shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE,

TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

3.3 Earnout Shares. The Stockholders shall be entitled to receive, as additional consideration for the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the Stockholders, additional shares of Purchaser Common Stock (the “Earnout Shares”) as set forth below. At the time any such Earnout Shares are earned and become issuable as provided below, (i) a total of 90.6% (rounded to the nearest whole share) of the Earnout Shares then earned and issuable shall be issued to the Stockholders on a pro-rata basis based on their Stockholder Per Share Percentage, and (ii) the remaining Earnout Shares that would otherwise have been issuable shall not be issuable to the Stockholders but in lieu thereof the number of authorized shares available for issuance under the Purchaser Equity Plan shall be automatically increased by an equivalent number of shares of Purchaser Common Stock.

(a) Following the Closing Date, if the daily volume weighted average price of Purchaser Common Stock in any 20 trading days within a 30 trading day period prior to the forty-two (42) month anniversary of the Closing Date is greater than or equal to $20.00 per share (the “First Earnout”), then the Stockholders shall be entitled to receive such number of additional shares of Purchaser Common Stock as equals the quotient of $20,000,000 divided by the Closing Price Per Share.

(b) Following the Closing Date, if the daily volume weighted average price of Purchaser Common Stock in any 20 trading days within a 30 trading day period prior to the six (6) year anniversary of the Closing Date is greater than or equal to $35.00 per share (the “Second Earnout”), then the Stockholders shall be entitled to receive such number of additional shares of Purchaser Common Stock as equals the quotient of $20,000,000 divided by the Closing Price Per Share.

(c) Following the Closing Date, if the daily volume weighted average price of Purchaser Common Stock in any 20 trading days within a 30 trading day period prior to the eight (8) year anniversary of the Closing Date is greater than or equal to $45.00 per share (the “Third Earnout” and together with the First Earnout and Second Earnout, the “Earnouts”), then the Stockholders shall be entitled to receive such number of additional shares of Purchaser Common Stock as equals the quotient of $20,000,000 divided by the Closing Price Per Share.

(d) In the event that after the Closing Date and during the period when any Earnout may still be earned (the “Earnout Period”), there is a Change of Control, then any Earnout Shares that the Stockholders would have been entitled to receive pursuant to the First Earnout, the Second Earnout or the Third Earnout, as applicable, determined based on whether the aggregate consideration to be received by the Stockholders in exchange for a share of Purchaser Common Stock in such Change of Control equals or exceeds the applicable stock price threshold set forth in the applicable Earnout(s), shall be deemed earned with respect to the applicable Earnout(s) and issuable by the Purchaser to the Stockholders immediately prior to consummation of such Change of Control transaction (and in such event the percentage in clause (i) of Section 3.3 shall be 90.6% for all Earnout Shares thereby becoming issuable or such higher percentage as the board of directors of the Purchaser at that time may determine). By way of example, if such aggregate consideration is $25.00 and the First Earnout has not previously been earned and issued, the first Earnout shall be deemed earned and issuable but not the Second or Third Earnout. Any Earnouts not achieved in connection with the Change of Control shall be canceled and of no further force or effect. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving the Purchaser in which the holders of all of the outstanding equity interests of the Purchaser immediately prior to the consummation of such transaction do not directly own, beneficially or of record, immediately upon the consummation of such transaction, outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or a parent of the surviving entity in such transaction; (ii) a transaction in which a majority of the Purchaser’s voting securities are transferred to any Person, or any two more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (iii) the consummation of the sale of substantially all of the assets of the Purchaser to any Person or Group.

(e) The maximum aggregate Earnout Shares, assuming the achievement of each Earnout, is equal to the quotient of $60,000,000 divided by the Closing Price Per Share. Each Earnout shall only be earned one time, on the first instance that each applicable Earnout is earned, but each Earnout can be earned independently of any other Earnout. The Stockholders shall be entitled to receive, and the Purchaser shall issue, the applicable Earnout Shares promptly (but no later than five (5) Business Days) following the date the applicable Earnout is earned.

(f) At all times during the Earnout Period, the Purchaser shall keep available and reserved for issuance a sufficient number of authorized but unissued shares of Purchaser Common Stock to permit the Purchaser to satisfy the issuance of the Earnout Shares that may still be earned and issuable and shall take all commercially reasonable actions required to increase the authorized number of shares of Purchaser Common Stock if at any time there shall be insufficient unissued shares of Purchaser Common Stock to permit such reservation.

(g) All share and per share amounts shall be proportionally adjusted for stock splits, stock dividends, recapitalizations and similar events. All distributions of Purchaser Common Stock with respect to the Earnout Shares during the Earnout Period, including, but not limited to, shares of Purchaser Common Stock issued as a result of stock splits, stock dividends, recapitalizations and similar events, shall be deemed to be Earnout Shares and shall be set aside and not issued until the Earnout Shares have been issued to the Stockholders or, if the Earnout Shares are not earned and issued, then all such distributions declared during such period shall be forfeited.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules (the “Disclosure Schedules”) delivered by the Company to the Purchaser prior to the execution of this Agreement (each of which shall qualify the specifically identified Sections or subsections hereof to which such disclosure relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Purchaser as follows:

4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

4.3 Governmental Authorization. Except for any applicable requirements of the Exchange Act, state securities or “blue sky” laws, state takeover laws, the DGCL and the approvals listed on Schedule 4.3, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval“).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the

Company or by which any of the Company Capital Stock or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets.

4.5 Capitalization. The Company is authorized to issue 20,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 9,634,001 shares are issued and outstanding. No Company Common Stock is held in its treasury. All of the issued and outstanding Company Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Common Stock is owned of record and beneficially by the Stockholders as set forth on Schedule 4.5, free and clear of all Liens. No outstanding Company Common Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. No other class of shares of the Company is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Common Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.6 Charter Documents. Copies of the Charter Documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents.

4.7 Corporate Records. All proceedings occurring since the date of the Company’s incorporation (the “Incorporation Date”) of the board of directors of the Company, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The stockholder register of the Company sets forth all issuances and transfers of Company Common Stock and is complete and accurate.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, since the Incorporation Date used by the Company, including names on any websites. Since the Incorporation Date, the Company has not used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9 Subsidiaries. The Company has no Subsidiaries. The Company does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest.

4.10 Consents. The Material Contracts listed on Schedule 4.10 are the only Material Contracts binding upon the Company or by which any of the Company Common Stock or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the Merger or other transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11 Financial Statements.

(a) Schedule 4.11 includes (i) the audited financial statements of the Company as of and for the fiscal year ended December 31, 2019, consisting of the audited consolidated balance sheet as of such date, the audited consolidated income statement for the period from the Incorporation Date to December 31, 2019, and the audited consolidated cash flow statement for the period from the Incorporation Date to December 31, 2019, and (ii) reviewed unaudited financial statements of the Company for the six (6) month period ended June 30, 2020, consisting of the reviewed unaudited balance sheet as of such date, the reviewed unaudited income statements for the period ended on such date, and the reviewed unaudited cash flow statement for the period ended on such date (collectively, the “Financial Statements” and the audited consolidated balance sheet as of June 30, 2020 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

(b) The Financial Statements fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied (except for the omission of footnotes and subject to year-end adjustments); (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates (except for the omission of footnotes and subject to year-end adjustments); (iv) were prepared in accordance with the requirements of the Public Company Accounting Oversight Board for public companies; and (v) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to Purchaser complete and accurate copies of all “management letters” received by it from its accountants and all responses since the Incorporation Date by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants.

(c) Except (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business or in connection with this Agreement, (iii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, including without limitation the Bayer License Agreement, or (iv) liabilities and obligations that are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect, since the Balance Sheet Date, there are no liabilities, debts or obligations of any nature required to be reflected on a balance sheet prepared in accordance with U.S. GAAP (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d) To the extent required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, the Balance Sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 4.11, the Company does not have any Indebtedness as of the date hereof.

(e) All financial projections or budgets delivered by or on behalf of the Company to the Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a) The Books and Records accurately, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company believes that its internal accounting procedures are sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), the Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, other than as contemplated by this Agreement, the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company, or with respect to any of the Company’s assets (including the acquisition or disposition of any assets), or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company; (ii) any issuance by the Company of shares of capital stock or other equity interests in the Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company or on any of the Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(g) any sale, transfer, lease to others or other disposition of any of its assets by the Company except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its Business;

(h) any capital expenditure by the Company in excess in any fiscal month of an aggregate of $100,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $100,000 in the aggregate by the Company;

(i) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property;

(j) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company;

(k) except as required or allowed by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(l) any amendment to the Company’s organizational documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(m) any material acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(n) any material Tax election made by the Company outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(o) any commitment or agreement to do any of the foregoing.

4.14 Properties; Title to the Company’s Assets.

(a) Except as set forth on Schedule 4.14(a), the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 4.14(b), no such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate the Business immediately after the Closing in materially the same manner as the Business is currently being conducted as of the date hereof.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action pending against, or to the knowledge of the Company threatened against, the Company, any of its officers or directors (in their capacities as such), the Business, or any Company Common Stock or any of the Company’s assets or any Contract, before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company. The Company is not, and has not been since the Incorporation Date, subject to any proceeding with any Authority.

4.16 Material Contracts.

(a) Schedule 4.16(a) lists all Contracts, oral or written (collectively, “Material Contracts”) to which the Company is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $100,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $100,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company other than in the ordinary course of business;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses, ;

(vii) all Contracts limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than service contracts in the ordinary course of business;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii) any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiv) any Contract not cancellable by the Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $100,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set for the on Schedule 4.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default in any material respect (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets. Except as set forth on Schedule 4.16(b), no Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates.

(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a material default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 4.16(d), the Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.17 Licenses and Permits. Schedule 4.17 lists each material license, franchise, permit, order or approval or other similar authorization required under applicable law for the Company to carry out the Business as conducted on the date hereof (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired in any material respect or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business as conducted on the date hereof, including, without limitation, those administered by the U.S. Food and Drug Administration (“FDA”) of the U.S. Department of Health and Human Services, or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18, the Company is not in material violation of, has not materially violated, and to the Company’s knowledge is neither under investigation with respect to nor has been threatened to be charged with or given notice of any material violation or alleged violation of, any material Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and since the Incorporation Date the Company has not received any subpoenas by any Authority.

(a) Without limiting the foregoing paragraph, the Company is not in material violation of, has not materially violated, and to the Company’s knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any material violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”) and Laws applicable to lending activities;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Without limiting the foregoing paragraph, neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company has not engaged in transactions with, or exported any of its products or associated technical data to, (i) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions (or any national or resident of such countries), or (ii) to the knowledge of the Company, any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

4.19 Intellectual Property.

(a) Schedule 4.19 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Since the Incorporation Date, the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c) The current use by the Company of the Intellectual Property Rights does not infringe the rights of any other Person. Any Intellectual Property Rights used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company, and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) Except as disclosed on Schedule 4.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing.

(f) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.20 Customers and Suppliers.

(a) Schedule 4.20(a) sets forth a list of the Company’s three largest customers and the three largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ended December 31, 2019 and for the six (6) months ended June 30, 2020, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period.

(b) Except as indicated on Schedule 4.20(b), to the knowledge of the Company, no customer or supplier listed on Schedule 4.20(a) has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

4.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or in connection with this Agreement.

(b) To the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note involving an amount in excess of $100,000. Except as set forth on Schedule 4.21(b), to the knowledge of the Company, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.21(c) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.21(c), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.22 Pre-payments. Except as set forth on Schedule 4.22, the Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of each of the three highest compensated employees of the Company as of June 30, 2020, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2019.

(b) Except as set forth on Schedule 4.23(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

4.24 Employment Matters.

(a) Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company in effect or under which the Company has any obligation as of the date hereof (collectively, “Labor Agreements“). The Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company, and complete and correct information concerning the Company’s employees.

(b) Except as disclosed on Schedule 4.24(b):

(i) to the knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company.

4.25 Withholding. Except as disclosed on Schedule 4.25, all obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.26 Employee Benefits and Compensation. Schedule 4.26 sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time since the Incorporation Date and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable Law in all material respects.

4.27 Real Property.

(a) Except as set forth on Schedule 4.27, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. To the knowledge of the Company, the Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by the Company or, to the Company’s knowledge, by any other party thereto; (vi) to the knowledge of the Company, there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Company does not owe any brokerage commission with respect to any Real Property.

4.28 Accounts. Schedule 4.28 sets forth a true and complete list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29 Tax Matters. Except as set forth on Schedule 4.29:

(a) (i) The Company has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) no Company Tax Returns have been examined by the relevant Taxing Authority and no period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing, with respect to Taxes of the Company; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vii) to the knowledge of the Company, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Company Common Stock by the Stockholders to the Purchaser pursuant to this Agreement; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (xi) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the Incorporation Date; (xii) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xiii) the Company is not, and has never been, a party to any Tax sharing or Tax allocation Contract; (xiv) the Company is and has never been included in any consolidated, combined or unitary Tax Return; and (xv) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

4.30 Environmental Laws. Except as set forth in Schedule 4.30, the Company has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

4.31 Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33 Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and officers of the Company.

4.34 Certain Business Practices. Neither the Company, nor any director, officer, agent or employee of the Company (in their capacities as such), has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment. Neither the Company, nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company), has, since the Incorporation Date, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Company and would reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

4.35 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.36 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Schedule 4.36, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are sufficient for compliance with all express insurance requirements of all Contracts to which the Company is a party or by which the Company is bound. Since the Incorporation Date, the Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements.

4.37 Related Party Transactions. Except as contemplated by this Agreement and the Financial Statements, no Affiliate of the Company (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company, or (b) owns any property or right, tangible or intangible, which is used by the Company.

4.38 FDA. There is no pending, completed or, to the Company’s knowledge, threatened action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (ii) enjoins production at any facility of the Company or any of its Subsidiaries, (iii) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (iv) otherwise alleges any violation of any Laws by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable Laws of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company, nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

4.39 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Disclosure Schedules), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser, its Affiliates or any of their respective representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, and hereby disclaims, any representation or warranty, whether express or implied, with respect to (i) any projections, forecasts, estimates or budgets made available to the Purchaser, its Affiliates or any of their respective representatives (including the reasonableness of the assumptions underlying any of the foregoing), and (ii) the Bayer License Agreement (including the rights, benefits and assets to be licensed or otherwise conveyed thereunder).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Purchaser SEC Reports, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Purchaser SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.2 or 5.7, the Purchaser and Merger Sub (the “Purchaser Parties”) hereby represent and warrant to the Company as follows:

5.1 Corporate Existence and Power. Each of the Purchaser Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Except for Merger Sub, the Purchaser does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability other than as contemplated by this Agreement.

5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their terms. The copies of the Purchaser’s certificate of incorporation and bylaws filed with the Purchaser SEC Documents (the “Purchaser Organizational Documents”) are true, correct and complete, have not been further amended and are in full force and effect.

5.3 Governmental Authorization. Except for any applicable requirements of the Exchange Act, state securities or “blue sky” laws, state takeover laws or the DGCL, assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by, or in respect of, or registration, declaration or filing with, any Authority.

5.4 Non-Contravention. None of the execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements does or will (i) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties provided that holders of fewer than the number of Purchaser Common Stock specified in the Purchaser Organizational Documents exercise their conversion rights with respect to the Merger, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Purchaser Parties, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser Parties or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Purchaser Parties are entitled under any provision of any permit, contract or other instrument or obligations binding upon the Purchaser Parties or by which any of their capital stock or assets is or may be bound, or (iv) result in the creation or imposition of any Lien on any of the capital stock or assets of the Purchaser Parties.

5.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements, except for the Deferred Underwriting Discount.

5.6 Issuance of Shares. The Closing Payment Shares and Earnout Shares (the “Merger Shares”), when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Merger Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Purchaser Organizational Documents. The Merger Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.7 Capitalization.

(a) The authorized capital stock of the Purchaser consists of 30,000,000 shares of Purchaser Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Purchaser Preferred Stock”) of which 8,204,709 shares of Purchaser Common Stock (inclusive of Purchaser Common Stock included in any outstanding Purchaser Units), and no shares of Purchaser Preferred Stock, are issued and outstanding as of the date hereof. In addition, 9,133,767 Purchaser Warrants (inclusive of Purchaser Public Warrants included in any outstanding Purchaser Units) are issued and outstanding as of the date hereof. 5,851,883 shares of Purchaser Common Stock are reserved for future issuance pursuant to the Purchaser Warrants. No other shares of capital stock or other voting securities of the Purchaser are issued, reserved for issuance or outstanding or held in treasury. All issued and outstanding shares of Purchaser Common Stock and Purchaser Warrants are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser Organizational Documents or any contract to which the Purchaser is a party or by which the Purchaser or its assets are bound. Except as set forth in the Purchaser Organizational Documents and the Warrant Agreement dated as of March 5, 2020 between the Purchaser and Continental Stock Transfer & Trust Company, there are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock, Purchaser Warrants or any capital equity of the Purchaser. There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Purchaser Units, shares of Purchaser Common Stock and Purchaser Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Purchaser Organizational Documents.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, $0.0001 par value (“Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware law, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding shares of Merger Sub Common Stock and are held by the Purchaser free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Merger Sub’s organizational documents.

5.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser Parties or that is included in the Purchaser SEC Documents).

5.9 Trust Fund. As of the date of this Agreement, Purchaser has $65,696,479.32 in the trust fund established by the Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 5, 2020, between the Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms. The Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between the Purchaser and the Trustee that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect; or (ii) that would entitle any Person (other than stockholders of the Purchaser who shall have elected to redeem their shares of Purchaser Common Stock pursuant to the Purchaser Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement and the Purchaser Organizational Documents. There are no Actions pending or, to the knowledge of the Purchaser, threatened in writing with respect to the Trust Account. The Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser at the Effective Time.

5.10 Listing. The Purchaser Units, Purchaser Common Stock and Purchaser Warrants are registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq, with trading symbols LSACU, LSAC and LSACW, respectively. The Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Purchaser Units, Purchaser Common Stock or Purchaser Warrants or terminate the listing of the Purchaser on Nasdaq. None of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, Purchaser Common Stock or Purchaser Warrants under the Exchange Act.

5.11 Board Approval.

(a) The Purchaser’s board of directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of this Agreement and the Additional Agreements and the Merger, the Amended and Restated Purchaser Charter and the other transactions contemplated hereby and thereby, (ii) determined that this Agreement and the Additional Agreements and the Merger, the Amended and Restated Purchaser Charter and the other transactions contemplated hereby and thereby are fair to and in the best interests of the stockholders of the Purchaser, and (iii) recommended that the Purchaser’s stockholders approve this Agreement and the Merger, the Amended and Restated Purchaser Charter and the other Purchaser Stockholder Matters set forth in the Proxy Statement. The only vote of the holders of any class or series of capital stock of the Purchaser necessary to approve this Agreement and the Merger and other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock.

(b) The Merger Sub’s board of directors has unanimously (i) declared the advisability of this Agreement and the Additional Agreements and the Merger and the other transactions contemplated hereby and thereby, (ii) determined that this Agreement and the Additional Agreements and the Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of the sole stockholder of the Merger Sub, and (iii) recommended that the sole stockholder of the Merger Sub approve this Agreement and the Merger. The only vote of the holders of any class or series of capital stock of the Merger Sub necessary to approve this Agreement and the Merger and other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.12 Purchaser SEC Documents and Financial Statements.

(a) Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser has made available to the Company copies in the form filed with the SEC of all of its quarterly, annual and current reports, all proxy materials, all registration statements and all other Purchaser SEC Documents filed by the Purchaser with the SEC since the Purchaser’s formation and true and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect. The Purchaser SEC Documents have been prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, at the time they were filed with the SEC (except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later filed Purchaser SEC Document, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of the Purchaser has filed with the SEC on a timely basis all documents required with respect to the Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. There are no outstanding comments from the SEC with respect to the Purchaser SEC Documents, and to the knowledge of the Purchaser, none of the Purchaser SEC Documents is subject to ongoing SEC review or investigation. As used in this Section 5.12, the term “file” and “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents, (i) were prepared in accordance with U.S. GAAP consistently applied, (ii) comply with all applicable accounting requirements under the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Purchaser as of the dates thereof and the results of operations, changes in stockholders equity and cash flows of the Purchaser for the periods reflected therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements other than those of the Purchaser are required by U.S. GAAP to be included in the consolidated financial statements of the Purchaser, and the Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports.

(c) The Purchaser makes and keeps accurate Books and Records and maintains a system of internal accounting controls designed, and which the Purchaser believes is sufficient, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Purchaser has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others, and (ii) are effective in all material respects to perform the functions for which they were established. Since the Purchaser’s inception, there have been no significant deficiencies or material weakness in the Purchaser’s internal control over financial reporting (whether or not remediated) and no change in the Purchaser’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Purchaser’s internal control over financial reporting.

(e) Except as described in the Purchaser SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Purchaser or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Purchaser or any of its subsidiaries. The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.13 Certain Business Practices. Neither the Purchaser Parties, nor any director, officer, agent or employee of the Purchaser Parties (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser Parties, nor any director, officer, agent or employee of the Purchaser Parties (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser Parties) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser parties or assist the Purchaser Parties in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser Parties and would reasonably be expected to subject the Purchaser Parties to suit or penalty in any private or governmental litigation or proceeding.

5.14 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

5.15 Absence of Changes. Since its formation, the Purchaser has (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an acquisition as described in the prospectus for its IPO prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities, and (b) not been subject to a Material Adverse Effect.

5.16 Contracts. Other than this Agreement and the Additional Agreements, there are no Contracts to which any of the Purchaser Parties is a party or by which any of their properties or assets may be bound, subject or affected, which creates or imposes a liability greater than $100,000, that prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser or any acquisition of material property by the Purchaser, or that restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the Purchaser SEC Documents. With respect to each Purchaser Material Contract: (a) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the knowledge of the Purchaser, the other parties thereto, and is in full force and effect; (ii) the Purchaser is not in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Purchaser Parties, or permit termination or acceleration by the other party; and (iii) to the knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

5.17 Litigation. There is no Action that would be material to the Purchaser pending against, or to the knowledge of the Purchaser, threatened in writing against or affecting, the Purchaser Parties, any of their officers or directors with respect to the business of the Purchaser or any securities of the Purchaser or any of the assets of the Purchaser Parties or any Purchaser Material Contract before any court, Authority or official or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties that would be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

5.18 Employees and Employee Benefit Plans. The Purchaser Parties do not (a) have any paid employees, or (b) maintain, sponsor, contribute to or otherwise have any liability under, any Plans.

5.19 Insurance. The Purchaser is insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are customarily carried by Persons conducting a business similar to the Purchaser.

5.20 Taxes. The Purchaser Parties have or will have timely filed, or caused to be timely filed (taking into account valid extensions), all income and other material Tax Returns required to be filed by it, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, which Tax Returns are correct and complete in all material respects, and has paid all Taxes required to be paid by the Purchaser Parties other than such Taxes for which adequate reserves in the Purchaser Financials have been established, and except for such Taxes the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Actions pending against the Purchaser Parties in respect of any material Tax, and the Purchaser Parties have not been notified in writing of any proposed material Tax claims or assessments against the Purchaser Parties (other than, in each case, claims or assessments that have been settled or otherwise resolved in full). The Purchaser Parties have not taken any action, and do not have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby from qualifying as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1) of the Code.

5.21 Independent Investigation. Each of the Purchaser Parties is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and transactions contemplated by this Agreement and the Additional Agreements, which investigation, review and analysis were conducted by the Purchaser Parties together with expert advisors. Neither of the Purchaser Parties is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of their respective stockholders, affiliates or representatives shall have any liability to the Purchaser Parties or any of their respective stockholders, affiliates or representatives resulting from the use of any information, documents or materials made available to the Purchaser Parties or any of their representatives, whether orally or in writing, in any confidential information memoranda, data rooms, management presentations, due diligence discussions or in any other form. Neither the Company nor any of its stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, budgets or forecasts involving the Company.

ARTICLE VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and the Purchaser covenants and agrees that:

(a) from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that the other party shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed) or to the extent required by applicable law, each party shall conduct business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, without the other party’s prior written consent (which shall not be unreasonably withheld conditioned or delayed) and except to the extent required by applicable law, neither party shall, and each party shall cause its subsidiaries not to:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract or Purchaser Material Contract or any other right or asset, as the case may be;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any assets except in the ordinary course of business or pursuant to existing Contracts disclosed herein;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any stockholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular and necessary similar payments in the ordinary course);

(vii) obtain or incur any loan or other Indebtedness (other than, with respect to the Company, in connection with the Bayer License Agreement or Bridge Financing), including drawings under existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof or in connection with the Bridge Financing;

(viii) suffer or incur any Lien, except for Permitted Liens;

(ix) suffer any material damage, destruction or loss of property related to any assets not covered by insurance;

(x) delay, accelerate or cancel any receivables or Indebtedness owed to such party or write off or make further reserves against the same;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person or liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(xii) permit any insurance policy protecting any assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xiv) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xv) make any change in its accounting principles or methods or write down the value of any inventory or assets;

(xvi) change the jurisdiction of organization;

(xvii) issue, redeem or repurchase any capital stock or other securities, or issue any securities exchangeable or exercisable for or convertible into any shares of capital stock or other securities (other than any redemption by the Purchaser of its stockholders pursuant to Section 6.6 hereof and the transactions described in Sections 8.6 and 8.7 hereof);

(xviii) make or change any material Tax election or change any annual Tax accounting periods;

(xix) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xx) agree to do any of the foregoing.

(b) From the date hereof through the Closing Date, neither the Company, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or the Purchaser (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives reasonable access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company and the Purchaser as such Persons may reasonably request, and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or the Purchaser to any such Person or create any Lien on any Company Common Stock or capital stock of the Purchaser Parties or any of the Company’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each three-month quarterly period, the Company shall deliver to the Purchaser an unaudited consolidated summary of the Company’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

6.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call the Purchaser Stockholder Meeting requiring the Purchaser and the Company to prepare, and the Purchaser to file with the SEC, the Proxy Statement;

(ii) the Purchaser will be required to file Quarterly and Annual Reports that may be required to contain information about the transactions contemplated by this Agreement (and the Company will be given an opportunity to review and comment on any disclosure relating to the transactions contemplated by this Agreement); and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions (and the Company will be given an opportunity to review and comment on any disclosure relating to the transactions contemplated by this Agreement).

(b) Prior to Closing, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable efforts to maintain the listing of the Purchaser Units, Purchaser Common Stock and Purchaser Warrants on Nasdaq.

(c) The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by the Purchaser for inclusion in or attachment to the Proxy Statement, and that such information shall be accurate in all material respects and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder as of the date the Proxy Statement is filed with the SEC. The Company understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to the Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of the Purchaser holding Purchaser Units or Purchaser Common Stock who shall have validly redeemed their Purchaser Units or Purchaser Common Stock upon acceptance by the Purchaser of such Purchaser Units or Purchaser Common Stock, (ii) the expenses to the third parties to which they are owed, and (iii) the remaining monies in the Trust Account to the Purchaser.

6.7 Key Employee Agreements. Schedule 6.7 lists those individuals designated by the Company as key employees of the Company (the “Key Employees”). The Company shall use reasonable efforts to enter into employment agreements with such Key Employees on terms and conditions acceptable to the Company, the Purchaser and such Key Employees (the “Key Employee Agreements”), which shall become effective upon the Closing. In addition, such Key

Employee Agreements shall include non-competition (during the term of the Key Employee Agreement), non-solicitation and confidentiality provisions in form and substance reasonably satisfactory to the Purchaser, as well as assignment of invention provisions and such other terms and conditions as are customary for public company employment agreements for employees with such titles and responsibilities.

ARTICLE VII

COVENANTS OF THE COMPANY

The Company agrees that:

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall on behalf of the Company duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Consents. The Company shall use its reasonable efforts to obtain each Company Consent and Governmental Approval as promptly as practicable hereafter.

7.3 Lock-Up Agreements. Prior to the Closing, the Company shall use its reasonable efforts to cause each holder of Closing Payment Shares to deliver, or cause to be delivered, to the Purchaser copies of the Lock-Up Agreements duly executed by all such parties.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1 Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and as reasonably requested by the other party, to consummate and implement expeditiously the Merger and other transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and other transactions contemplated by this Agreement.

8.2 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of March 5, 2020 by and between the Purchaser and the investors named therein, as in effect as of the date hereof.

8.3 Proxy Statement.

(a) As soon as reasonably practicable after the date hereof, the Purchaser and the Company shall prepare and the Purchaser shall file a preliminary proxy statement (as amended, the “Proxy Statement”) with the SEC for purposes of (a) approval of this Agreement and the Merger and the other transactions contemplated hereby, (b) approval of the Amended and Restated

Purchaser Charter, (c) approval of the Purchaser Equity Plan, and (d) approval of any adjournment of the Purchaser Stockholder Meeting in the event the Purchaser does not receive the requisite vote to approve the matters set forth in clause (a) through (c) above (the approvals described in foregoing clauses (a) through (d), collectively, the “Purchaser Stockholder Matters”). The Proxy Statement and any other SEC filings shall be in a form mutually agreed by the Purchaser, the Company and the Stockholders’ Representative. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Purchaser and the Company shall cooperate to file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Purchaser’s stockholders. The Purchaser shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Purchaser Stockholder Matters to (A) comply as to form in all material respects with all applicable SEC requirements and (B) otherwise comply in all material respects with all applicable Law.

(b) The Purchaser shall notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Authority for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and shall supply the Company with copies of all correspondence between the Purchaser or any of its representatives, on the one hand, and the SEC, or its staff or any other official of any Authority, on the other hand, with respect to the Proxy Statement or such other filing. The Purchaser shall (i) consult with the Company prior to responding to any comments or inquiries by the SEC or any other Authority with respect to any filings related to this agreement and the Merger, (ii) provide the Company and its representatives with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes reasonably proposed by the Company, and (iii) promptly inform the Company whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing, and the Purchaser shall provide the Company and its representatives with a reasonable opportunity to review and comment on any such amendment or supplement in advance and consider in good faith the incorporation of any changes reasonably proposed by the Company and its representatives, and shall cooperate in filing with the SEC or its staff or any other official of any Authority, and/or mailing to the Purchaser’s stockholders, such amendment or supplement.

(c) The Company shall provide the Purchaser with all reasonable information concerning the business of the Company and the management, operations and financial condition of the Company as is required by the SEC for inclusion in the Proxy Statement (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement. Subject to the Company’s review and approval of any Proxy Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Financial Statements in the Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Purchaser as relevant if required to achieve the foregoing. The Purchaser agrees to provide the Company with a reasonable opportunity to review any Proxy Statement and to not file the Proxy Statement without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(d) As of the date of the filing of the Proxy Statement with the SEC, none of the Company Information, Required Financial Statements or other financial information supplied by the Company for inclusion in the Proxy Statement, and none of the comparable financial and other information supplied by the Purchaser, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such financial or other information which would make the preceding sentence incorrect, should be discovered by the Company or the Purchaser, as the case maybe, such party shall promptly notify the other party of such change. The Company shall reasonably cooperate with Purchaser in its filing of the Proxy Statement and shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Purchaser in connection therewith.

(e) Prior to the filing of a definitive Proxy Statement with the SEC, the Purchaser shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Purchaser’s stockholders (including any adjournment or postponement thereof, the “Purchaser Stockholder Meeting”) to be held as promptly as reasonably practicable following the filing of the definitive Proxy Statement for the sole purpose of obtaining approval of the Purchaser Stockholder Matters (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of such Purchaser Stockholder Matters) and such other matter as may be agreed by the Company. The Purchaser shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Purchaser Stockholder Matters and take all other reasonable action necessary or advisable to obtain such proxies and such stockholder approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law and the Purchaser Organizational Documents. The Purchaser (i) shall consult with the Company regarding the record date and the date of the Purchaser Stockholder Meeting and (ii) shall not adjourn or postpone the Purchaser Stockholder Meeting without the prior written consent of Company; provided that the Purchaser may adjourn or postpone the Purchaser Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Purchaser reasonably determines (following consultation with Company) is necessary to comply with applicable Laws, is provided to the Purchaser’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Purchaser Stockholder Meeting is originally scheduled, there are insufficient shares of Purchaser Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholder Meeting, or (C) if, as of the time that the Purchaser Stockholder Meeting is originally scheduled, adjournment or postponement of the Purchaser Stockholder Meeting is necessary to enable the Purchaser to solicit additional proxies required to obtain such stockholder approval.

(f) The Proxy Statement shall include a statement to the effect that the Purchaser’s board of directors has unanimously recommended that the Purchaser’s stockholders vote in favor of the Purchaser Stockholder Matters at the Purchaser Stockholder Meeting and neither the Purchaser’s board of directors nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation.

8.4 Confidentiality. Except as necessary to complete the Proxy Statement or any other SEC filings, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement and any other SEC filings.

8.5 Purchaser Equity Plan. The parties shall cooperate to establish an equity incentive award plan for the Purchaser to be approved by the Purchaser’s stockholders and effective from and after the Effective Time (the “Purchaser Equity Plan”).

8.6 Conversion of Purchaser Notes. The parties agree that with respect to the promissory notes issued by the Purchaser to LifeSci Investments, LLC in the aggregate principal amount of $1,000,000, (i) $500,000 of such amount shall be converted upon consummation of the Merger at a conversion price equal to $10.00 per share into 50,000 shares of Purchaser Common Stock to be issued to LifeSci Holdings LLC, and (ii) $500,000 of such amount shall be converted upon consummation of the Merger into Purchaser Private Warrants to purchase shares of Purchaser Common Stock at a conversion price of $0.50 per Purchaser Private Warrant to be issued to LifeSci Holdings LLC. Such conversions shall be adjusted for any stock splits, stock dividends, recapitalizations and similar events. Upon such conversions, such promissory notes shall be deemed to be paid in full.

8.7 Deferred Underwriting Discount; Amendments to Certain Purchaser Private Warrants. As soon as practicable following the date of this Agreement, the parties shall cause: (i) the Deferred Underwriting Discount to be converted into shares of Purchaser Common Stock at a conversion price per share equal to $10.00 (adjusted for any stock splits, stock dividends, recapitalizations and similar events), of which 140,796 shares shall be issued to LifeSci Holdings LLC and 88,936 shares shall be issued to the underwriter in the Purchaser’s IPO; and (ii) 500,000 of the Purchaser Private Warrants held by Rosedale Park, LLC and 500,00 of the Purchaser Private Warrants held by LifeSci Holdings LLC shall without further action be amended to remove the cashless exercise provision and include a redemption provision substantially identical to the provision set forth in Section 6.1 of the Purchaser Public Warrants; provided, however, that such redemption rights may not be exercised during the first 12 months following the Closing unless the last sales price of the Purchaser Common Stock has been equal to or greater than $20.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company determines that it needs additional capital prior to the time that the Purchaser Public Warrants may otherwise be called for redemption pursuant to the foregoing terms, the parties agree to discuss the possibility of calling the Purchaser Public Warrants for redemption prior to such time.

8.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Purchaser as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Closing Date.

(b) Prior to the Closing Date, the Purchaser shall purchase a directors and officers tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or the Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) The Purchaser Stockholder Matters shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Purchaser in accordance with the Proxy Statement, the DGCL, the Purchaser Organizational Documents and the rules and regulations of Nasdaq. The sole stockholder of the Merger Sub shall have approved this Agreement and the Merger.

(b) No provisions of any applicable Law, and no Order shall restrain or prohibit or impose any condition on the consummation of the Closing;

(c) There shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing;

(d) Each of the Voting Agreement and the Registration Rights Agreement shall have been entered into and the same shall be in full force and effect.

(e) The Purchaser’s listing application with Nasdaq in connection with the transactions contemplated hereby shall have been approved and the Merger Shares shall have been approved for listing on Nasdaq, subject to completion of the Merger.

(f) This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the Stockholders in accordance with the DGCL and the Company’s organizational documents, and none of the Stockholders shall have exercised dissenter’s rights with respect to any of their securities in the Company.

(g) The Bayer License Agreement shall have been entered into and the same shall be in full force and effect, subject to completion of the Merger.

(h) As of the Effective Time and after distribution of the Trust Account pursuant to Section 6.6 and deducting all amounts to be paid pursuant to (i) the valid exercise of redemption rights in accordance with the Trust Account and the Purchaser Organizational Documents, (ii) the Deferred Underwriting Discount, and (iii) and the transaction fees, costs and expenses paid or to be paid in connection with the transactions contemplated by this Agreement, the Purchaser shall have cash on hand equal to or in excess of $40,000,000.

9.2 Conditions to Obligations of Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true, correct and complete at and as of the date of this Agreement or, if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date, except in the case of (i) and (ii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence has had a Material Adverse Effect on the Company.

(d) The Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) The Purchaser shall have received the Financial Statements at least 30 days before the Closing Date.

(f) The Purchaser shall have received (i) a copy of the Company’s certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Stockholders authorizing this Agreement, the Additional Agreements and the Merger and other transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Company from each jurisdiction in which the Company organized or is qualified to do business.

(g) The Key Employees shall have executed the Key Employment Agreements and the same shall be in full force and effect, subject to completion of the Merger.

(h) The Lock-Up Agreements shall have been entered into and the same shall be in full force and effect.

(i) The Company shall not have any Indebtedness other than in connection with the Bayer License Agreement and the Bridge Financing.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b) All of the representations and warranties of the Purchaser Parties contained in this Agreement and in any certificate delivered by the Purchaser Parties pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true, correct and complete at and as of the date of this Agreement or, if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date, except in the case of (i) and (ii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence has had a Material Adverse Effect on the Purchaser.

(d) The Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Purchaser to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) The Stockholder Designees shall have been appointed to the board of directors of the Purchaser, effective as of the Closing. Other than the Stockholder Designees, all members of the Purchaser’s board of directors shall have executed written resignations effective as of the Effective Time.

(f) The Company shall have received all documents it may reasonably request relating to the existence of the Purchaser Parties and the authority of the Purchaser Parties to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to the Company and its legal counsel, including (i) copies of each Purchaser Party’s certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware, (ii) copies of resolutions duly adopted by the board of directors of the Purchaser Parties and by vote or consent of the stockholders of the Purchaser Parties authorizing this Agreement, the Additional Agreements and the Merger and other transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of each of the Purchaser Parties certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Purchaser Parties from each jurisdiction in which each Purchaser Party is organized or is qualified to do business.

(g) The Purchaser shall not have any Indebtedness other than up to $1,000,000 for working capital purposes in the ordinary course.

ARTICLE X

DISPUTE RESOLUTION

10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c) In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 10.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to render such relief and to enforce specifically the terms and provisions of this Agreement.

10.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI

TERMINATION

11.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2020 (the “Outside Closing Date”), and no material breach of this Agreement by the party (i.e., the Purchaser or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by the Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, each of the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

11.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company at any time prior to the Closing, without prejudice to any rights or obligations Purchaser may have, if the Company shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, and such breach would cause a failure of a closing condition of the Purchaser and is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to the Purchaser at any time prior to the Closing, without prejudice to any rights or obligations the Company may have, if the Purchaser Parties shall have materially breached any of their covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, and such breach would cause a failure of a closing condition of the Company and is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Purchaser of a notice describing in reasonable detail the nature of such breach.

11.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XI, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional fraud of a party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such fraud. The provisions of Section 8.4, Article X, this Section 11.3 and Article XII shall survive any termination hereof pursuant to this Article XI.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 P.M. on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 P.M. on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation), to:

Vincera Pharma, Inc.

4500 Great America Parkway, Suite 100, #29.

Santa Clara, CA 95054

Attn: Ahmed Hamdy

e-mail:

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Attn: Tom C. Thomas

Fax:

e-mail:

if to the Stockholders’ Representative:

Raquel Izumi

3437 Brittan Avenue

San Carlos, CA 94070

e-mail:

if to the Purchaser or Merger Sub:

LifeSci Acquisition Corp.

250 W. 55th St., #3401

New York, NY 10019

Attn: David Dobkin

e-mail:

to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attention:    Giovanni Caruso

e-mail:

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Transaction. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law or applicable stock exchange rules, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto, which shall not be unreasonably withheld. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5 Expenses. The costs and expenses of the parties in connection with this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby (including, without limitation, repayment in full of the Bridge Financing) shall be paid by the Purchaser after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Construction; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge” of a party or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the directors and officers of such party.

12.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13 Third Party Beneficiaries. Except as provided in Section 8.6 and Section 12.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.14 Waiver. Reference is made to the final prospectus of the Purchaser, dated March 5, 2020 (the “Prospectus”). Each of the Company and the Stockholders’ Representative, for herself and on behalf of the Stockholders, has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Stockholders’ Representative, for herself and on behalf of the Stockholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

12.15 Stockholders’ Representative. Raquel Izumi has been appointed by the Stockholders as agent and attorney-in-fact for each Stockholder, (i) to give and receive notices and communications to the Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes arising under or related to this Agreement, (iii) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger, and (vi) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser; provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock outstanding immediately prior to the Effective Time. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to the Purchaser. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for her services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders of the Company and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold her harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of her duties hereunder.

12.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Additional Agreements or the transactions contemplated hereby or thereby.

12.17 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

LIFESCI ACQUISITION CORP.

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Chief Executive Officer

Merger Sub:

LIFESCI ACQUISITION MERGER SUB, INC.

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Chief Executive Officer

Company:

VINCERA PHARMA, INC.

By:	/s/ Ahmed Hamdy
Name: Ahmed Hamdy
Title: Chief Executive Officer

Stockholders’ Representative:

By:	/s/ Raquel E. Izumi
Name: Raquel Izumi